Exhibit 1.06

Investor Relations	Media Relations
Monish Bahl CDC Corporation 678-259-8510 mbahl@cdcsoftware.com	Lorretta Gasper CDC Software 678-259-8631 lgasper@cdcsoftware.com

FOR IMMEDIATE RELEASE

CDC Software Releases New Version of Ross ERP That Helps Worldwide Chemical Manufacturers
Comply With Recent European Union Regulations

Ross ERP Version 6.3.2 Helps Provide Compliance with EU’s REACH Regulation

HONG KONG, ATLANTA—March 17, 2009 – CDC Software, a wholly-owned subsidiary of CDC Corporation (NASDAQ: CHINA) and a provider of industry-specific enterprise software applications and business services, announced today the availability of Ross ERP version 6.3.2, the latest version of its enterprise resource planning application solution that helps chemical manufacturers comply to recent international regulations.

The new version of Ross ERP automates, processes and provides documentation that helps chemical companies comply with their obligations under the specific guidelines set forth in the European Union (EU) legislation called Registration, Evaluation, Authorization and Restriction of Chemical Substances (REACH), which became effective in June 2007, and which has recently been supplemented in January 2009. Ross ERP version 6.3.2 not only helps EU companies maintain compliance with REACH, but it also assists U.S .and other non-EU companies to comply with REACH reporting.

More specifically, Ross ERP version 6.3.2 addresses the EU REACH directive that forbids the sale of unapproved products within the European Economic Area (EEA) (EU, Iceland, Liechtenstein, and Norway). Furthermore, REACH requires registration and selective evaluation of more than 30,000 chemical substances and it applies to chemical substances manufactured in, or imported into, the EU for ownership or conversion into finished products.

REACH is designed to help ensure that all parts of the supply chain — from manufacturers to downstream users such as distributors — have the information they need to use certain chemicals safely. This requires several steps, including the communication of information related to the health, safety and environmental properties of these chemicals, as well as required risk and risk management measures up and down the supply chain.

“We are delighted to see this new version of Ross ERP offering these enhanced compliance capabilities specific to the chemical industry,” said Kelly Starr, executive vice president, Finance and Administration, at Summit Industrial Products, a global manufacturer of quality synthetic lubricants and other industrial products, and a long-time Ross Enterprise customer. “We expect that this latest version of Ross will help chemical manufacturers simplify management of the increasing complexity in domestic and international regulatory compliance.”

“The increasing complexity of regulations in the EU comes at a time of growing commoditization, shifting global demand and intense competition in the chemical industry,” said Alan MacLamroc, global chief product and technology officer, CDC Software. “With all these regulations, particularly REACH, chemical manufacturers are weighing the costs for compliance against their overall profitability. We believe Ross ERP is one of the lowest total cost of ownership solutions that help chemical manufacturers balance their operational costs and margins, while streamlining the compliance process for REACH. This also will help chemical manufacturers minimize the financial and risk impact to their bottom line.”

The latest version of the Ross Enterprise suite further extends CDC Software’s comprehensive portfolio of compliance solutions for the process manufacturing industry. CDC Software also supports IT compliance through its CDC Global Services business unit; product compliance through its Ross Enterprise solutions that support FDA, HACCP, Track and Trace, Good Manufacturing Practice (GMP), 21CFR Part 11 and others specific to the Food and Beverage, Life Sciences and Chemical industries; Environmental Health and Safety (EH&S) through partnerships; and Financial compliance through Ross Enterprise’s financial applications that support Sarbanes-Oxley reporting.

About Ross Enterprise for Chemicals
Ross Enterprise is CDC Software’s comprehensive suite of applications for chemicals manufacturers. The suite of applications includes enterprise resource management (ERP), supply chain management (SCM), warehouse management, customer relationship management, real time performance management and business analytics. Together, these systems help address unique challenges facing companies in the chemicals industries including the need for detailed product costing and profitability analysis, optimized forecasting and scheduling, efficient management of highly variable raw materials, improved order fulfillment and customer service, inventory optimization, and compliance with global and domestic regulations. Ross Enterprise is currently used worldwide by chemical manufacturers including SI Group, Kluber Summit Industrial Products, Daicel Chemical, Sachem, Georgia Gulf, PTM Engineering Plastics Co, Ltd., Maruzen Petrochemical and Achilles USA. For more information, visit www.rossinc.com.

About CDC Software
CDC Software, The Customer-Driven Company™, is a provider of enterprise software applications designed to help organizations deliver a superior customer experience while increasing efficiencies and profitability. CDC Software’s product suite includes: CDC Factory (manufacturing operations management), Ross ERP (enterprise resource planning) and SCM (supply chain management), CDC Supply Chain (supply chain management, warehouse management and order management), e-M-POWER (discrete manufacturing) Pivotal CRM and Saratoga CRM (customer relationship management), CDC MarketFirst (marketing automation and lead management), Respond (customer complaint and feedback management), c360 CRM add-on products, industry solutions and development tools for the Microsoft Dynamics CRM platform, Platinum HRM (human resources), and business analytics solutions.

These industry-specific solutions are used by customers worldwide within the manufacturing, financial services, health care, home building, real estate, and wholesale and retail distribution industries. The company completes its offerings with a full continuum of services that span the life cycle of technology and software applications, including implementation, project consulting, outsourced business services, application management and offshore development. For more information, please visit www.cdcsoftware.com.

About CDC Corporation
The CDC family of companies includes CDC Software focused on enterprise software applications and services, CDC Games focused on online games, and China.com focused on portals for the greater China markets. For more information about CDC Corporation (NASDAQ: CHINA), please visit http://www.cdccorporation.net.

Cautionary Note Regarding Forward-Looking Statements
This press release includes “forward-looking statements” within the meaning of the United States Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements regarding our beliefs and expectations about U.S. federal and state and European Union regulations and the steps needed to comply with these regulations, our beliefs regarding customer and market needs and preferences, our expectations with respect to meeting regulatory compliance requirements, our beliefs regarding the benefits and utility of Ross ERP version 6.3.2, Ross Enterprise for Chemicals and our other products, our beliefs regarding our ability to leverage vertical industry specialization in the chemical industry to gain competitive advantages as well as our continuing support of this and other vertical industry specializations, and other statements that are not historical fact, the achievement of which involve risks, uncertainties and assumptions. If any such risks or uncertainties materialize or if any of the assumptions proves incorrect, our results could differ materially from the results expressed or implied by the forward-looking statements we make. These statements are based on management’s current expectations and are subject to risks and uncertainties and changes in circumstances. There are important factors that could cause actual results to differ materially from those anticipated in the forward looking statements, including the following: (a) the ability to realize strategic objectives by taking advantage of market opportunities in government regulations; (b) the ability to make changes in business strategy, development plans and product offerings to respond to the needs of current, new and potential customers, in the chemical manufacturing industries; (c) the ability to address technological changes and developments including the development and enhancement of Ross Enterprise; and (d) our ability to continue to adapt and upgrade our product offerings to address future changes in the regulatory environment. Further information on risks or other factors that could cause results to differ is detailed in filings or submissions with the United States Securities and Exchange Commission made by CDC Corporation in its Annual Report on Form 20-F for the year ended December 31, 2007, originally filed with the SEC on June 30, 2008, and amended on September 15, 2008. All forward-looking statements included in this press release are based upon information available to management as of the date of the press release, and you are cautioned not to place undue reliance on any forward looking statements which speak only as of the date of this press release. The company assumes no obligation to update or alter the forward looking statements whether as a result of new information, future events or otherwise.